Exhibit 99.1
For Immediate Release
First Interstate BancSystem, Inc. Reports Second Quarter Earnings
Billings, MT - July 26, 2022 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the second quarter of 2022. For the quarter, the Company reported a net income of $64.1 million, or $0.59 per share, which compares to a net loss of $33.4 million, or $(0.36) per share, for the first quarter of 2022, and net income of $42.5 million, or $0.69 per share, for the second quarter of 2021.
Earnings include pre-tax acquisition costs of $45.8 million and $65.2 million for the second and first quarters of 2022, respectively, related to the acquisition of Great Western Bancorp, Inc. (“Great Western”), the parent company of Great Western Bank (“GWB”), which reduced earnings by $0.34 and $0.57 per common share for the second and first quarters of 2022, respectively. The second quarter of 2021 did not include comparable costs.
HIGHLIGHTS
•Completed the merger and core system conversion of GWB on May 23, 2022, which we anticipate will result in cost savings in the second half of 2022.
•Net income of $64.1 million, or $0.59 per share, driven by an increase in net interest income and a $1.7 million reduction in credit losses.
•Net interest margin ratio, on a fully taxable equivalent basis, increased to 3.25% for the second quarter of 2022, a 45 basis point increase from the first quarter of 2022. Excluding income related to the Payroll Protection Program (PPP) and interest accretion income, the adjusted net interest margin ratio1, on a fully taxable equivalent basis, increased to 3.01% for the second quarter of 2022, a 36 basis point increase from the first quarter of 2022.
•Efficiency ratio of 71.4% for the second quarter of 2022 compared to 89.6% for the first quarter of 2022. Excluding acquisition related expenses and other intangibles amortization, the adjusted efficiency ratio1 was 55.8% for the second quarter of 2022 compared to 62.2% for the first quarter of 2022.
•Return on average common stockholders’ equity of 7.5% for the second quarter of 2022. Excluding after-tax acquisition-related costs, recovery in the credit valuation discount on derivatives, and investment securities gains, adjusted return on average tangible common stockholders’ equity1 was 11.7% for the second quarter of 2022.
•Loans held for investment increased $217.5 million, or an annualized 5.15% during the second quarter of 2022. Excluding PPP loans, loans held for investment increased $262.4 million, or an annualized 6.4% during the second quarter of 2022.
•A reduction of provisional goodwill of approximately $37.8 million, primarily as a result of the fair value re-evaluation of certain loans held for investment and loans held for sale in the second quarter of 2022 acquired in the GWB acquisition.
•Criticized loans declined $73.1 million, to $780.0 million as of June 30, 2022, from $853.1 million as of March 31, 2022.
•Repurchased 1.7 million shares of common stock at a weighted average price of $37.38, including costs and commissions, pursuant to the newly announced stock repurchase program.
•Tangible book value per common share1 of $18.92 as of June 30, 2022, compared to $19.78 as of March 31, 2022 and $20.49 as of June 30, 2021.
“As expected, we saw an acceleration in loan growth, significant expansion in our net interest margin, and further improvement in asset quality during the second quarter, all of which resulted in a substantial increase in our profitability, excluding acquisition-related expenses,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “We continue to effectively capitalize on strong economic conditions and healthy loan demand across our markets, which resulted in an increase in most of our major loan portfolios during the second quarter. Our higher level of loan growth enabled us to redeploy more of our excess liquidity into higher earning assets, while our asset-sensitive balance sheet benefited from the increase in interest rates, resulting in a 45 basis point increase in our net interest margin.”
1 Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation.

“Our markets remain very resilient and we have not yet seen higher rates or inflationary pressures having a material impact on economic activity, loan demand, or asset quality. Our loan pipeline remains strong and we expect to see a continuation of the positive trends in loan growth and margin expansion. Having completed the Great Western system conversion in late May, we will now start to see more of the synergies projected for this transaction, which should lead to further improvement in our profitability. With the addition of Great Western and the strong performance we are seeing in our historical markets, we believe we are well positioned to generate profitable growth and further enhance the value of our franchise in the years ahead,” said Mr. Riley.

DIVIDEND DECLARATION
On July 25, 2022, the Company’s board of directors declared a dividend of $0.41 per common share, payable on August 19, 2022, to common stockholders of record as of August 9, 2022. The dividend equates to a 4.6% annualized yield based on the $35.65 per share average closing price of the Company’s common stock as reported on NASDAQ during the second quarter of 2022.
RECENT ACQUISITION
On February 1, 2022, the Company completed its acquisition of Great Western, the parent company of GWB, a Sioux Falls, South Dakota based community bank with 174 banking offices across Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota, and South Dakota. Consideration for the acquisition totaled approximately $1.7 billion consisting of the issuance of 46.9 million shares of the Company’s Class A common stock valued at $36.76 per share, the opening price of the Company’s Class A common stock as quoted on the NASDAQ stock market on the acquisition date. GWB was merged with our existing bank subsidiary, First Interstate Bank, contemporaneously with the closing of the parent company merger. The core system conversion was completed on May 23, 2022.
As of the acquisition date, Great Western had total assets with fair values of $13,352.6 million, loans held for investment with fair values of $7,705.0 million and deposits with fair values of $11,688.0 million. Adjustments to the fair value marks for loans held for sale, loans held for investment, allowance for credit losses, core deposit intangibles, premises and equipment, deferred tax assets, and accounts payable and accrued expenses were made since the prior quarter. The adjustments resulted in a net decrease to goodwill of $37.8 million from the first quarter reported balances. The fair values of the assets and liabilities acquired from GWB are provisional and the Company will finalize the amounts during the one-year measurement period. As of June 30, 2022, the Company recorded provisional goodwill of $478.2 million, customer relationship intangible assets of $22.8 million, and core deposit intangible assets of $50.1 million.

NET INTEREST INCOME
Net interest income increased $59.9 million, or 33.7%, to $237.9 million, during the second quarter of 2022, compared to $178.0 million during the first quarter of 2022, resulting from growth in average earning assets and the increase in our net interest margin. Net interest income increased $119.1 million, or 100.3%, during the second quarter of 2022, from $118.8 million during the second quarter of 2021, primarily as a result of the impact of the GWB acquisition, which was partially offset by a decrease of $6.7 million in PPP loan income compared to the second quarter of 2021.
•Interest accretion attributable to the fair valuation of acquired loans from acquisitions contributed $16.7 million, $7.6 million, and $2.5 million to net interest income during the second quarter of 2022, the first quarter of 2022, and the second quarter of 2021, respectively.
The net interest margin ratio was 3.25% for the second quarter of 2022 compared to 2.80% reported during the first quarter of 2022 and 2.82% during the second quarter of 2021. Excluding interest accretion from the fair value of acquired loans and PPP income, on a quarter-over-quarter basis the net interest margin increased 36 basis points which was primarily the result of a shift in the mix of earning assets toward loans, and an increase in the yield on loans, investment securities and cash. On the same basis year-over-year, the increase in net interest margin was the result of increased yields on earning assets, due to a shift in the mix of earning assets toward investment securities and away from cash, and higher yields on both loans and investment securities and cash.

PROVISION FOR (REDUCTION OF) CREDIT LOSSES
During the second quarter of 2022, the Company recorded a reduction of credit losses of $1.7 million, compared to a provision for credit losses of $61.3 million during the first quarter of 2022. The Company recorded no provision for credit losses during the second quarter of 2021.
The allowance for credit losses is updated quarterly based on the current loan portfolio, asset quality metrics, and the results of the current economic outlook. For the second quarter of 2022, the allowance for credit losses was impacted by net charge-offs of $0.3 million, or an annualized 0.01% of average loans outstanding, compared to net charge-offs of $16.7 million, or an annualized 0.47% of average loans outstanding, for the first quarter of 2022, and net charge-offs of $1.1 million, or an annualized 0.04% of average loans outstanding, for the second quarter of 2021.
The Company’s allowance for credit losses as a percentage of period-end loans was 1.28%, 1.46%, and 1.38% at June 30, 2022, March 31, 2022, and June 30, 2021, respectively. The decrease in the percentage from March 31, 2022 is primarily a result of improved credit performance and fair value re-evaluation of certain loans which reduced the provisional allowance for credit losses on acquired GWB loans, partially offset by an assumed deterioration of the economic outlook. Coverage of non-performing loans decreased to 200.5% at June 30, 2022, compared to 203.3% at March 31, 2022 and decreased from 380.6% at June 30, 2021. The year-over-year decrease is a result of higher levels of non-performing loans related to the GWB acquisition.
NON-INTEREST INCOME
Non-interest income increased $1.8 million, or 3.7%, to $51.0 million during the second quarter of 2022, as compared to $49.2 million during the first quarter of 2022, partially driven by an additional month of GWB income compared to the first quarter of 2022. Non-interest income increased $15.7 million, or 44.5%, from $35.3 million during the second quarter of 2021, primarily as a result of the GWB acquisition.
Payment services revenues increased $4.7 million, or 31.8%, to $19.5 million during the second quarter of 2022, when compared to the $14.8 million during the first quarter of 2022 and increased $8.1 million, or 71.1%, during the second quarter of 2022, when compared to the $11.4 million during the second quarter of 2021. These increases are mainly the result of increased credit card interchange revenues driven by increases in business volume and increased debit card interchange revenues during the second quarter of 2022 as compared to the first quarter of 2022 and the second quarter of 2021.
Mortgage banking revenues decreased $3.4 million, or 40.5%, to $5.0 million during the second quarter of 2022, as compared to $8.4 million during the first quarter of 2022 as a result of the $3.4 million mortgage servicing recovery of impairment during the first quarter of 2022. No recovery or impairment was recorded during the second quarter of 2022. Mortgage banking revenues decreased $4.6 million, or 47.9%, during the second quarter of 2022 from $9.6 million during the second quarter of 2021, primarily due to lower volumes of loans sold.
Wealth management revenues increased $1.2 million, or 14.8%, to $9.3 million during the second quarter of 2022, as compared to $8.1 million during the first quarter of 2022, primarily due to increases in trust and investment service revenues. Wealth management revenues increased $3.0 million, or 47.6%, during the second quarter of 2022 from $6.3 million during the second quarter of 2021, primarily due to the acquisition of GWB and trust service revenues.
Service charges on deposit accounts decreased $1.4 million, or 18.2%, to $6.3 million during the second quarter of 2022, as compared to $7.7 million during the first quarter of 2022 as a result of lower overdraft fees related to the previously announced reduction to the Company’s non-sufficient funds and overdraft practices. Service charges on deposits increased $2.4 million, or 61.5%, during the second quarter of 2022 from $3.9 million during the second quarter of 2021, mainly due to the GWB acquisition.
Other service charges, commissions, and fees decreased $0.7 million, or 16.3%, to $3.6 million during the second quarter of 2022, when compared to $4.3 million during the first quarter of 2022, mainly due to a decrease in swap fee revenues. Other service charges, commissions, and fees increased $2.0 million, or 125.0%, during the second quarter of 2022 from $1.6 million during the second quarter of 2021, primarily due to the acquisition of GWB and increases in swap fee revenues.
Other income increased $1.4 million, or 23.3%, to $7.4 million during the second quarter of 2022, as compared to $6.0 million during the first quarter of 2022. Other income increased $4.8 million, or 184.6%, during the second quarter of 2022 from $2.6 million during the second quarter of 2021, primarily due to an increase in the cash surrender value of life insurance, gains on the sale of premises and equipment, and a recovery in the credit valuation discount on derivatives acquired in the GWB acquisition.

NON-INTEREST EXPENSE
Non-interest expense increased $3.1 million, or 1.5%, to $210.3 million during the second quarter of 2022, as compared to $207.2 million during the first quarter of 2022, which included $45.8 million and $65.2 million in acquisition related costs during the second and first quarter of 2022, respectively. Exclusive of acquisition related expenses, non-interest expense increased $22.5 million during the second quarter of 2022, compared to the first quarter of 2022, primarily as a result of an additional month of GWB ongoing operating expenses. Non-interest expense increased $111.3 million, or 112.4%, from $99.0 million during the second quarter of 2021, primarily due to $45.8 million in acquisition related costs and operating expenses of GWB. Exclusive of acquisition related expenses, non-interest expense increased $65.5 million during the second quarter of 2022, compared to the second quarter of 2021, primarily as a result of ongoing operating expenses of GWB.
Salaries and wages expenses increased $14.8 million, or 24.7%, to $74.8 million during the second quarter of 2022, compared to $60.0 million during the first quarter of 2022, primarily as a result of one month of additional employee-related expenses as a result of the acquisition of GWB and increased incentive accruals. Salaries and wages expenses increased $33.2 million, or 79.8%, from $41.6 million in the second quarter of 2021, primarily as a result of the additional employee-related expenses as a result of the acquisition of GWB, which were partially offset by lower commission expenses.
Employee benefit expenses decreased $1.8 million, or 8.5%, to $19.4 million during the second quarter of 2022, as compared to $21.2 million during the first quarter of 2022, primarily due to lower medical insurance costs and a decrease in payroll tax costs. Employee benefit expenses increased $4.7 million, or 32.0%, from $14.7 million during the second quarter of 2021, primarily due to an increase in expense related to the GWB acquisition.
Occupancy and equipment expenses increased $1.6 million, or 10.4%, to $17.0 million during the second quarter of 2022, compared to $15.4 million during the first quarter of 2022 and increased $5.8 million, or 51.8%, from $11.2 million during the second quarter of 2021, due to the expansion of our branch network related to the GWB acquisition.
Other intangible amortization expense increased $0.5 million, or 13.9%, to $4.1 million during the second quarter of 2022, as compared to $3.6 million during the first quarter of 2022 and increased $1.6 million, or 64.0%, during the second quarter of 2022 from $2.5 million during the second quarter of 2021. These increases are attributable to the amortization of the $50.1 million of core deposit intangibles and $22.8 million customer relationship intangibles acquired in the GWB acquisition.
Other expenses increased $7.5 million, or 18.0%, to $49.2 million during the second quarter of 2022, as compared to $41.7 million during the first quarter of 2022, primarily due to increases in technology services, professional fees, debit and credit card processing fees, loan expenses, and other normal increases as a result of a full quarter related to the GWB acquisition. Other expenses increased $20.2 million, or 69.7%, during the second quarter of 2022 from $29.0 million during the second quarter of 2021, primarily due to increases in technology services, debit and credit card processing fees, FDIC insurance premiums, loan expenses, credit card rewards, professional fees, and other normal increases as a result of the GWB acquisition during the first quarter of 2022.
BALANCE SHEET
Total assets decreased $1,123.5 million, or 3.4%, to $32,038.7 million as of June 30, 2022, from $33,162.2 million as of March 31, 2022, primarily due to a decrease in deposits and cash and cash equivalents. Total assets increased $13,098.2 million, or 69.2%, from $18,940.5 million as of June 30, 2021, primarily due to $13,352.6 million of assets acquired in the acquisition of GWB.
Investment securities increased $1,368.6 million, or 14.4%, to $10,871.1 million as of June 30, 2022, from $9,502.5 million as of March 31, 2022, and increased $5,227.8 million, or 92.6%, from $5,643.3 million as of June 30, 2021. The increases were primarily due to the redeployment of cash and cash equivalents into the securities portfolio and the year-over-year increase includes $2,699.0 million of securities acquired as a result of the GWB acquisition.
Loans held for sale decreased $50.7 million, or 28.5%, to $127.4 million as of June 30, 2022, from $178.1 million as of March 31, 2022, primarily due to resolutions of loans acquired from GWB and by a measurement period adjustment during the second quarter of 2022 for loans classified as held for sale. Loans held for sale increased $78.6 million, or 161.1%, from $48.8 million as of June 30, 2021, primarily due to the loans acquired from GWB.

The following table presents the composition and comparison of loans held for investment:

								GWB Acquired Loans as of February 1, 2022
	June 30, 2022	March 31, 2022	$ Change	% Change	June 30, 2021	$ Change	% Change
Real estate loans:
Commercial	$7,857.7	$7,805.7	$52.0	0.7%	$3,753.4	$4,104.3	109.3%	$3,968.8
Construction loans:
Land acquisition & development	355.7	344.8	10.9	3.2	261.1	94.6	36.2	116.4
Residential	444.8	406.0	38.8	9.6	263.5	181.3	68.8	122.1
Commercial	959.0	844.8	114.2	13.5	632.0	327.0	51.7	245.1
Total construction loans	1,759.5	1,595.6	163.9	10.3	1,156.6	602.9	52.1	483.6
Residential	2,060.4	1,997.5	62.9	3.1	1,577.7	482.7	30.6	495.0
Agricultural	821.5	833.6	(12.1)	(1.5)	223.5	598.0	267.6	631.8
Total real estate loans	12,499.1	12,232.4	266.7	2.2	6,711.2	5,787.9	86.2	5,579.2
Consumer loans:
Indirect	733.9	739.6	(5.7)	(0.8)	773.7	(39.8)	(5.1)	13.5
Direct and advance lines	157.3	142.5	14.8	10.4	134.8	22.5	16.7	17.0
Credit card	74.8	73.5	1.3	1.8	64.4	10.4	16.1	11.9
Total consumer loans	966.0	955.6	10.4	1.1	972.9	(6.9)	(0.7)	42.4
Commercial	3,036.0	3,017.9	18.1	0.6	1,959.4	1,076.6	54.9	1,503.3
Agricultural	672.0	744.3	(72.3)	(9.7)	217.7	454.3	208.7	580.1
Other, including overdrafts	—	4.6	(4.6)	(100.0)	6.0	(6.0)	(100.0)	—
Deferred loan fees and costs	(10.6)	(9.8)	(0.8)	8.2	(32.5)	21.9	(67.4)	—
Loans held for investment, net of deferred loan fees and costs	$17,162.5	$16,945.0	$217.5	1.3%	$9,834.7	$7,327.8	74.5%	7,705.0
Loans held for investment included PPP loans, net of deferred fees, which were $11.8 million, $56.7 million, and $545.9 million as of June 30, 2022, March 31, 2022, and June 30, 2021, respectively. Excluding the impact of PPP loans, loans held for investment as of June 30, 2022, increased from March 31, 2022, primarily due to an increase in loans in our real estate portfolio.
The loans held for investment to deposit ratio increased to 63.9%, as of June 30, 2022, compared to 60.3% as of March 31, 2022.
Total deposits decreased $1,224.5 million, or 4.4%, to $26,863.8 million as of June 30, 2022, from $28,088.3 million as of March 31, 2022, primarily due to the decline in higher-cost acquired deposit balances held in interest-bearing savings. Total deposits increased $11,298.1 million, or 72.6%, from $15,565.7 million as of June 30, 2021, primarily due to $11,688.0 million of deposits acquired in the acquisition of GWB, partially offset by a decrease in interest-bearing savings.
Securities sold under repurchase agreements increased $163.7 million, or 15.3%, to $1,234.7 million as of June 30, 2022, from $1,071.0 million as of March 31, 2022 and increased $196.0 million, or 18.9%, from $1,038.7 million as of June 30, 2021. Exclusive of $74.0 million in such securities acquired in the GWB acquisition, securities sold under repurchase agreements increased $122.0 million, or 11.7% from June 30, 2021. Fluctuations in repurchase agreement balances correspond with fluctuations in the liquidity of the Company’s clients.
Other liabilities increased $106.5 million, or 38.3%, to $384.8 million as of June 30, 2022, from $278.3 million as of March 31, 2022, primarily due to an increase in derivative liabilities of $36.3 million, an increase in accrued expenses of $32.0 million, and the deferral of $35.0 million in payment service incentives primarily related to the GWB acquisition, with the remaining activity due to normal fluctuations in other liabilities. Year-over-year, other liabilities increased $219.0 million, or 132.1%, as of June 30, 2022, from $165.8 million as of June 30, 2021. Exclusive of other liabilities acquired from GWB of $110.1 million, other liabilities increased $108.9 million as compared to June 30, 2021.
The Company is considered to be “well-capitalized” as of June 30, 2022, having exceeded all regulatory capital adequacy requirements. During the second quarter of 2022, the Company paid regular common stock dividends of approximately $44.8 million, or $0.41 per share, and repurchased 1,720,700 shares of common stock at a weighted average price of $37.38, including costs and commissions, pursuant to its newly announced stock repurchase program.

CREDIT QUALITY
As of June 30, 2022, non-performing assets decreased $12.4 million, or 8.9%, to $126.7 million, compared to $139.1 million as of March 31, 2022, primarily driven by a decrease in non-accrual loans of $11.9 million, or 10.0% and a decrease in other real estate owned of $0.7 million, or 4.0%, partially offset by an increase in loans past due 90 days or more of $0.2 million.
Criticized loans decreased $73.1 million, or 8.6%, to $780.0 million as of June 30, 2022, from $853.1 million as of March 31, 2022, driven by loan upgrades in commercial real estate, agricultural real estate, and agricultural loans. This decrease in criticized loans was partially offset by down grades in construction and commercial loans.
Net loan charge-offs decreased $16.4 million, or 98.2%, to $0.3 million during the second quarter of 2022 as compared to $16.7 million during the first quarter of 2022. The net loan charge-offs in the second quarter of 2022 were composed of charge-offs of $3.7 million and recoveries of $3.4 million. Net charge-offs related to loans acquired from GWB amounted to $15.4 million during the first quarter of 2022.

NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, this press release contains the following non-GAAP financial measures that management uses to evaluate our performance relative to our capital adequacy standards: (i) tangible common stockholders’ equity; (ii) tangible assets; (iii) tangible book value per common share; (iv) tangible common stockholders’ equity to tangible assets; (v) average tangible common stockholders’ equity; (vi) return on average tangible common stockholders’ equity; (vii) adjusted net interest margin; and (viii) adjusted efficiency ratio. Tangible common stockholders’ equity is calculated as total common stockholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible assets are calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Average tangible common stockholders’ equity is calculated as average stockholders’ equity less average goodwill and other intangible assets (excluding mortgage servicing rights). Return on average tangible common stockholders’ equity is calculated as net income available to common shareholders divided by average tangible common stockholders’ equity. Adjusted net interest margin ratio (FTE) is calculated as adjusted net FTE interest income divided by adjusted average interest earning assets. Adjusted efficiency ratio is calculated as adjusted total non-interest expense divided by adjusted revenue. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.
The Company adjusts the most directly comparable capital adequacy GAAP financial measures to the non-GAAP financial measures described in subclauses (i) through (vi) above to exclude goodwill and other intangible assets (except mortgage servicing rights). To derive the non-GAAP financial measure identified in subclause (vii) above, the Company adjusts its net interest income to include its FTE interest income and exclude purchase accounting interest accretion on acquired loans and PPP loan income, and it adjusts average interest-earning assets to exclude average PPP loan balances. To derive the non-GAAP financial measure identified in subclause (viii) above, the Company adjusts its total non-interest expense to exclude acquisition-related expenses, litigation accruals (recoveries), intangible amortization expenses, and other real estate owned (income), and it adjusts net interest income to include total non-interest income and exclude net gain (loss) from investment securities, MSR recoveries (impairments) and other identified income. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies’ organic continuing operations without regard to acquisition costs and other adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios that are important to analysts and allows investors to compare certain aspects of the Company’s capitalization to other companies.
See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our, Great Western’s or the combined company’s plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that change over time and could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. Such forward-looking statements include statements about the business combination transaction between FIBK and Great Western (the “Transaction”), including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Furthermore, the following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release:
•new, or changes in, governmental regulations or policies;
•tax legislative initiatives or assessments;
•more stringent capital requirements, to the extent they may become applicable to us;
•changes in accounting standards;
•any failure to comply with applicable laws and regulations, including the Community Reinvestment Act and fair lending laws, the USA PATRIOT ACT, Office of Foreign Asset Control guidelines and requirements, the Bank Secrecy Act, and the related Financial Crimes Enforcement Network and Federal Financial Institutions Examination Council’s guidelines and regulations;
•lending risks and risks associated with loan sector concentrations;
•supply-chain disruptions, labor shortages, and any other decline in economic conditions that could reduce demand for our products and services and negatively impact the credit quality of loans;
•loan credit losses exceeding estimates;
•the soundness of other financial institutions;
•changes in oil and gas prices, and declining demand for coal could negatively impact the demand and credit quality of loans;
•the availability of financing sources for working capital and other needs;
•a loss of deposits or a change in product mix that increases the Company’s funding costs;
•changes in interest rates;
•changes in inflationary pressures;
•changes to United States trade policies, including the imposition of tariffs and retaliatory tariffs;
•competition from new or existing competitors;
•variable interest rates tied to London Interbank Offered Rate that may no longer be available or may become unreliable;
•cyber-security risks, including “denial-of-service attacks,” “hacking,” and “identity theft” that could result in the disclosure of confidential information;
•privacy, information security, and data protection laws, rules, and regulations that affect or limit how we collect and use personal information;
•the potential impairment of our goodwill;
•exposure to losses in collateralized loan obligation securities;
•our reliance on other companies that provide key components of our business infrastructure;
•events that may tarnish our reputation;
•the loss of the services of our management team and directors;
•our ability to attract and retain qualified employees to operate our business;
•costs associated with repossessed properties, including environmental remediation;
•the effectiveness of our systems of internal operating controls;
•our ability to implement new technology-driven products and services or be successful in marketing these products and services to our clients;
•our ability to execute on our intended expansion plans;
•difficulties we may face in combining the operations of acquired entities or assets with our own operations or assessing the effectiveness of businesses in which we make strategic investments or with which we enter into strategic contractual relationships;
•the volatility in the price and trading volume of our common stock;
•“anti-takeover” provisions and the regulations, which may make it more difficult for a third party to acquire control of us even in circumstances that could be deemed beneficial to stockholders;
•changes in our dividend policy or our ability to pay dividends;

•our common stock not being an insured deposit;
•the potential dilutive effect of future equity issuances;
•the subordination of our common stock to our existing and future indebtedness;
•the COVID-19 pandemic and the U.S. government’s response to the pandemic;
•changes in general economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities, or other international or domestic calamities, including wars or international conflicts with respect to which the United States may or may not be directly involved, unemployment, or other economic and geopolitical factors; and
•the effect of global conditions, earthquakes, tsunamis, floods, fires, and other natural catastrophic events.
These factors are not necessarily all the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included and described in more detail in our periodic reports filed with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors.” Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Second Quarter 2022 Conference Call for Investors
First Interstate BancSystem, Inc. will host a conference call to discuss the results for the second quarter of 2022 at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Wednesday, July 27, 2022. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-844-200-6205; the access code is 813026. To participate via the Internet, visit www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on July 27, 2022 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on August 26, 2022, by dialing 1-866-813-9403. The replay access code is 671673. The call will also be archived on our website, www.FIBK.com, for one year.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Arizona, Colorado, Idaho, Iowa, Kansas, Montana, Nebraska, Missouri, Minnesota, North Dakota, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through our bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Contact:	John R. Stewart, CFA	NASDAQ: FIBK
	Deputy Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5311 john.stewart@fib.com	www.FIBK.com (FIBK-ER)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	2Q22 vs 1Q22	2Q22 vs 2Q21
Net interest income	$237.9	$178.0	$121.8	$126.9	$118.8	33.7%	100.3%
Net interest income on a fully-taxable equivalent ("FTE") basis	240.0	179.6	122.3	127.5	119.2	33.6	101.3
Provision for (reduction in) credit losses	(1.7)	61.3	(9.5)	—	—	NM	NM
Non-interest income:
Payment services revenues	19.5	14.8	11.3	12.2	11.4	31.8	71.1
Mortgage banking revenues	5.0	8.4	8.0	11.6	9.6	(40.5)	(47.9)
Wealth management revenues	9.3	8.1	7.2	6.5	6.3	14.8	47.6
Service charges on deposit accounts	6.3	7.7	4.4	4.4	3.9	(18.2)	61.5
Other service charges, commissions, and fees	3.6	4.3	2.8	1.4	1.6	(16.3)	125.0
Total fee-based revenues	43.7	43.3	33.7	36.1	32.8	0.9	33.2
Investment securities (loss) gain	(0.1)	(0.1)	0.9	0.3	(0.1)	—	—
Other income	7.4	6.0	2.8	3.3	2.6	23.3	184.6
Total non-interest income	51.0	49.2	37.4	39.7	35.3	3.7	44.5
Non-interest expense:
Salaries and wages	74.8	60.0	42.3	42.0	41.6	24.7	79.8
Employee benefits	19.4	21.2	12.1	12.9	14.7	(8.5)	32.0
Occupancy and equipment	17.0	15.4	11.6	11.8	11.2	10.4	51.8
Other intangible amortization	4.1	3.6	2.5	2.4	2.5	13.9	64.0
Other expenses	49.2	41.7	28.8	30.2	29.0	18.0	69.7
Other real estate owned expense (income)	—	0.1	(0.1)	—	—	NM	NM
Acquisition related expenses	45.8	65.2	5.0	6.6	—	(29.8)	NM
Total non-interest expense	210.3	207.2	102.2	105.9	99.0	1.5	112.4
Income (loss) before income tax	80.3	(41.3)	66.5	60.7	55.1	(294.4)	45.7
Provision for (benefit from) income tax	16.2	(7.9)	15.4	13.6	12.6	(305.1)	28.6
Net income (loss)	$64.1	$(33.4)	$51.1	$47.1	$42.5	(291.9)%	50.8%

Weighted-average basic shares outstanding	109,107	92,855	61,677	61,674	61,658	17.5%	77.0%
Weighted-average diluted shares outstanding	109,132	92,855	61,763	61,748	61,728	17.5	76.8
Earnings (loss) per share - basic	$0.59	$(0.36)	$0.83	$0.76	$0.69	(263.9)	(14.5)
Earnings (loss) per share - diluted	0.59	(0.36)	0.83	0.76	0.69	(263.9)	(14.5)

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	2Q22 vs 1Q22	2Q22 vs 2Q21
Assets:
Cash and due from banks	$425.3	$387.6	$168.6	$227.6	$238.8	9.7%	78.1%
Interest bearing deposits in banks	633.9	3,423.6	2,176.1	2,005.8	1,709.5	(81.5)	(62.9)
Federal funds sold	0.1	0.1	0.1	0.1	0.1	—	—
Cash and cash equivalents	1,059.3	3,811.3	2,344.8	2,233.5	1,948.4	(72.2)	(45.6)
Securities purchased under agreement to resell	202.2	102.0	—	—	—	98.2	100.0
Investment securities, net	10,871.1	9,502.5	6,508.1	6,021.7	5,643.3	14.4	92.6
Loans held for sale, at fair value	127.4	178.1	30.1	42.5	48.8	(28.5)	161.1
Loans held for investment	17,162.5	16,945.0	9,331.7	9,622.5	9,834.7	1.3	74.5
Allowance for credit losses	220.4	247.2	122.3	135.1	135.5	(10.8)	62.7
Net loans held for investment	16,942.1	16,697.8	9,209.4	9,487.4	9,699.2	1.5	74.7
Goodwill and intangible assets (excluding mortgage servicing rights)	1,232.9	1,275.2	690.9	693.3	695.7	(3.3)	77.2
Company owned life insurance	492.8	490.1	301.5	300.5	299.0	0.6	64.8
Premises and equipment	442.7	444.4	299.6	297.3	299.1	(0.4)	48.0
Other real estate owned	16.8	17.5	2.0	2.3	2.0	(4.0)	740.0
Mortgage servicing rights	32.1	32.7	28.2	27.0	27.4	(1.8)	17.2
Other assets	619.3	610.6	257.3	266.7	277.6	1.4	123.1
Total assets	$32,038.7	$33,162.2	$19,671.9	$19,372.2	$18,940.5	(3.4)%	69.2%

Liabilities and stockholders' equity:
Deposits	$26,863.8	$28,088.3	$16,269.6	$16,007.3	$15,565.7	(4.4)%	72.6%
Securities sold under repurchase agreements	1,234.7	1,071.0	1,051.1	1,007.5	1,038.7	15.3	18.9
Long-term debt	120.4	120.4	112.4	112.4	112.4	—	7.1
Subordinated debentures held by subsidiary trusts	163.1	163.1	87.0	87.0	87.0	—	87.5
Other liabilities	384.8	278.3	165.2	173.2	165.8	38.3	132.1
Total liabilities	28,766.8	29,721.1	17,685.3	17,387.4	16,969.6	(3.2)	69.5
Stockholders' equity:
Common stock	2,607.9	2,668.6	945.0	943.6	941.6	(2.3)	177.0
Retained earnings	993.8	974.5	1,052.6	1,026.9	1,005.2	2.0	(1.1)
Accumulated other comprehensive (loss) income	(329.8)	(202.0)	(11.0)	14.3	24.1	63.3	NM
Total stockholders' equity	3,271.9	3,441.1	1,986.6	1,984.8	1,970.9	(4.9)	66.0
Total liabilities and stockholders' equity	$32,038.7	$33,162.2	$19,671.9	$19,372.2	$18,940.5	(3.4)%	69.2%

Common shares outstanding at period end	107,758	109,503	62,200	62,231	62,240	(1.6)%	73.1%
Book value per common share at period end	$30.36	$31.42	$31.94	$31.89	$31.67	(3.4)	(4.1)
Tangible book value per common share at period end**	18.92	19.78	20.83	20.75	20.49	(4.3)%	(7.7)%

**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share at period end (GAAP) to tangible book value per common share at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	2Q22 vs 1Q22	2Q22 vs 2Q21
Loans:
Real Estate:
Commercial real estate	$7,857.7	$7,805.7	$3,971.5	$3,883.2	$3,753.4	0.7%	109.3%
Construction:
Land acquisition and development	355.7	344.8	247.8	260.2	261.1	3.2	36.2
Residential	444.8	406.0	262.0	268.4	263.5	9.6	68.8
Commercial	959.0	844.8	498.0	610.2	632.0	13.5	51.7
Total construction	1,759.5	1,595.6	1,007.8	1,138.8	1,156.6	10.3	52.1
Residential real estate	2,060.4	1,997.5	1,538.2	1,554.9	1,577.7	3.1	30.6
Agricultural real estate	821.5	833.6	213.9	229.9	223.5	(1.5)	267.6
Total real estate	12,499.1	12,232.4	6,731.4	6,806.8	6,711.2	2.2	86.2
Consumer:
Indirect	733.9	739.6	737.6	756.8	773.7	(0.8)	(5.1)
Direct	157.3	142.5	129.2	132.9	134.8	10.4	16.7
Credit card	74.8	73.5	64.9	64.1	64.4	1.8	16.1
Total consumer	966.0	955.6	931.7	953.8	972.9	1.1	(0.7)
Commercial	3,036.0	3,017.9	1,475.5	1,668.7	1,959.4	0.6	54.9
Agricultural	672.0	744.3	203.9	212.4	217.7	(9.7)	208.7
Other	—	4.6	1.5	1.3	6.0	(100.0)	(100.0)
Deferred loan fees and costs	(10.6)	(9.8)	(12.3)	(20.5)	(32.5)	8.2	(67.4)
Loans held for investment	$17,162.5	$16,945.0	$9,331.7	$9,622.5	$9,834.7	1.3%	74.5%

Deposits:
Non-interest bearing	$8,295.4	$8,240.6	$5,568.3	$5,617.9	$5,416.8	0.7%	53.1%
Interest bearing:
Demand	8,133.3	8,245.0	4,753.2	4,496.5	4,389.0	(1.4)	85.3
Savings	8,939.4	10,004.3	4,981.6	4,904.9	4,748.4	(10.6)	88.3
Time, $250 and over	272.1	359.8	186.7	186.3	185.8	(24.4)	46.4
Time, other	1,223.6	1,238.6	779.8	801.7	825.7	(1.2)	48.2
Total interest bearing	18,568.4	19,847.7	10,701.3	10,389.4	10,148.9	(6.4)	83.0
Total deposits	$26,863.8	$28,088.3	$16,269.6	$16,007.3	$15,565.7	(4.4)%	72.6%

Total core deposits (1)	$26,591.7	$27,728.5	$16,082.9	$15,821.0	$15,379.9	(4.1)%	72.9%

(1) Core deposits are defined as total deposits less time deposits, $250 and over, and brokered deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	2Q22 vs 1Q22	2Q22 vs 2Q21

Allowance for Credit Losses:
Allowance for credit losses	$220.4	$247.2	$122.3	$135.1	$135.5	(10.8)%	62.7%
As a percentage of loans held for investment	1.28%	1.46%	1.31%	1.40%	1.38%
As a percentage of non-accrual loans	205.98	207.91	491.16	451.84	445.72

Net charge-offs during quarter	$0.3	$16.7	$2.7	$0.6	$1.1	(98.2)%	(72.7)%
Annualized as a percentage of average loans	0.01%	0.47%	0.11%	0.02%	0.04%

Non-Performing Assets:
Non-accrual loans	$107.0	$118.9	$24.9	$29.9	$30.4	(10.0)%	252.0%
Accruing loans past due 90 days or more	2.9	2.7	2.8	5.2	5.2	7.4	(44.2)
Total non-performing loans	109.9	121.6	27.7	35.1	35.6	(9.6)	208.7
Other real estate owned	16.8	17.5	2.0	2.3	2.0	(4.0)	740.0
Total non-performing assets	$126.7	$139.1	$29.7	$37.4	$37.6	(8.9)%	237.0%

Non-performing assets as a percentage of:
Loans held for investment and OREO	0.74%	0.82%	0.32%	0.39%	0.38%
Total assets	0.40	0.42	0.15	0.19	0.20

Non-accrual loans to loans held for investment	0.62	0.70	0.27	0.31	0.31

Accruing Loans 30-89 Days Past Due	$56.4	$54.4	$26.7	$27.3	$22.1	3.7%	155.2%
Accruing troubled debt restructurings (TDRs)	20.5	14.7	2.3	2.1	2.2	39.5	831.8

Criticized Loans:
Special Mention	$275.9	$274.6	$86.6	$99.1	$129.1	0.5%	113.7%
Substandard	461.4	553.9	130.1	149.7	141.2	(16.7)	226.8
Doubtful	42.7	24.6	—	2.4	3.1	73.6	NM
Total	$780.0	$853.1	$216.7	$251.2	$273.4	(8.6)%	185.3%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Jun 30, 2022		Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021
Annualized Financial Ratios (GAAP)
Return on average assets	0.79%		(0.48)%	1.03%	0.98%	0.91%
Return on average common stockholders' equity	7.52		(4.44)	10.14	9.41	8.77
Yield on average earning assets	3.35		2.89	2.77	3.00	2.93
Cost of average interest-bearing liabilities	0.14		0.14	0.13	0.14	0.16
Interest rate spread	3.21		2.75	2.64	2.86	2.77
Net interest margin ratio	3.25		2.80	2.69	2.91	2.82
Efficiency ratio	71.37		89.61	62.63	62.12	62.62
Loans held for investment to deposit ratio	63.89		60.33	57.36	60.11	63.18

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$18.92		$19.78	$20.83	$20.75	$20.49
Tangible common stockholders' equity to tangible assets	6.62%		6.79%	6.83%	6.91%	6.99%
Return on average tangible common stockholders' equity	11.78		(6.88)	15.51	14.48	13.67

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	13.60%	*	14.27%	14.11%	14.00%	13.89%
Tier 1 risk-based capital to total risk-weighted assets	11.46	*	11.91	12.49	12.30	12.17
Tier 1 common capital to total risk-weighted assets	11.46	*	11.91	11.77	11.59	11.45
Leverage Ratio	7.72	*	8.96	7.68	7.81	7.84

*Preliminary estimate - may be subject to change. The regulatory capital ratios presented above include the assumption of the transitional method relative to legislation by Congress to provide relief for the economy and financial institutions in the United States from the COVID‑19 pandemic. The referenced relief allows a total five-year phase-in of the CECL impact on capital and relief over the next two years for the impact on the allowance for credit losses resulting from COVID‑19.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share to tangible book value per common share, return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$17,220.4	$193.5	4.51%	$14,460.6	$153.0	4.29%	$9,969.2	$105.6	4.25%
Investment securities (2)	10,378.0	50.5	1.95	8,279.3	30.9	1.51	5,105.2	17.4	1.37
Interest bearing deposits in banks	2,050.0	3.4	0.67	3,263.1	1.7	0.21	1,883.9	0.7	0.15
Federal funds sold	0.1	—	—	0.1	—	—	0.1	—	—
Total interest earning assets	$29,648.5	$247.4	3.35%	$26,003.1	$185.6	2.89%	$16,958.4	$123.7	2.93%
Non-earning assets	2,962.8			2,492.0			1,706.8
Total assets	$32,611.3			$28,495.1			$18,665.2
Interest-bearing liabilities:
Demand deposits	$8,103.7	$1.8	0.09%	$6,901.8	$0.9	0.05%	$4,392.3	$0.5	0.05%
Savings deposits	9,461.7	1.6	0.07	8,332.7	1.1	0.05	4,752.7	0.4	0.03
Time deposits	1,555.4	0.9	0.23	1,397.2	1.0	0.29	1,025.2	1.3	0.51
Repurchase agreements	1,182.2	0.3	0.10	1,077.0	0.3	0.11	1,002.0	0.1	0.04
Long-term debt	120.4	1.4	4.66	127.5	1.7	5.41	112.4	1.5	5.35
Subordinated debentures held by subsidiary trusts	163.1	1.4	3.44	136.9	1.0	2.96	87.0	0.7	3.23
Total interest-bearing liabilities	$20,586.5	$7.4	0.14%	$17,973.1	$6.0	0.14%	$11,371.6	$4.5	0.16%
Non-interest-bearing deposits	8,288.0			7,211.4			5,160.8
Other non-interest-bearing liabilities	319.4			260.5			188.5
Stockholders’ equity	3,417.4			3,050.1			1,944.3
Total liabilities and stockholders’ equity	$32,611.3			$28,495.1			$18,665.2
Net FTE interest income		$240.0			$179.6			$119.2
Less FTE adjustments (2)		(2.1)			(1.6)			(0.4)
Net interest income from consolidated statements of income		$237.9			$178.0			$118.8
Interest rate spread			3.21%			2.75%			2.77%
Net FTE interest margin (3)			3.25%			2.80%			2.82%
Cost of funds, including non-interest-bearing demand deposits (4)			0.10%			0.10%			0.11%

(1) Average loan balances include loans held for sale and non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs of $2.1 million, $3.5 million, and $6.4 million at June 30, 2022, March 31, 2022, and June 30, 2021, respectively.

(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3) Net FTE interest margin during the period equals (i) the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest-bearing liabilities plus non-interest-bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As of or For the Quarter Ended
(In millions, except % and per share data)		Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021
Total common stockholders' equity (GAAP)	(A)	$3,271.9	$3,441.1	$1,986.6	$1,984.8	$1,970.9
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,232.9	1,275.2	690.9	693.3	695.7
Tangible common stockholders' equity (Non-GAAP)	(B)	$2,039.0	$2,165.9	$1,295.7	$1,291.5	$1,275.2

Total assets (GAAP)		$32,038.7	$33,162.2	$19,671.9	$19,372.2	$18,940.5
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,232.9	1,275.2	690.9	693.3	695.7
Tangible assets (Non-GAAP)	(C)	$30,805.8	$31,887.0	$18,981.0	$18,678.9	$18,244.8

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$3,417.4	$3,050.1	$1,999.3	$1,985.3	$1,944.3
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,235.1	1,081.2	692.0	694.5	696.9
Average tangible common stockholders' equity (Non-GAAP)	(E)	$2,182.3	$1,968.9	$1,307.3	$1,290.8	$1,247.4

Net interest income		$237.9	$178.0	$121.8	$126.9	$118.8
FTE interest income		2.1	1.6	0.5	0.6	0.4
Net FTE interest income	(F)	240.0	179.6	122.3	127.5	119.2
Less purchase accounting accretion		16.7	7.6	1.9	2.3	2.5
Less PPP income		1.1	2.8	9.7	14.2	7.8
Adjusted net FTE interest income	(G)	$222.2	$169.2	$110.7	$111.0	$108.9

Average interest-earning assets	(H)	$29,648.5	$26,003.1	$18,061.4	$17,392.5	$16,958.4
Less average PPP loans		30.8	91.6	200.1	462.1	750.4
Adjusted average earning assets	(I)	$29,617.7	$25,911.5	$17,861.3	$16,930.4	$16,208.0

Total quarterly average assets	(J)	$32,611.3	$28,495.1	$19,743.1	$19,081.2	$18,665.2
Annualized net income available to common shareholders	(K)	257.1	(135.5)	202.7	186.9	170.5
Common shares outstanding	(L)	107,758	109,503	62,200	62,231	62,240
Return on average assets (GAAP)	(K)/(J)	0.79%	(0.48)%	1.03%	0.98%	0.91%
Return on average common stockholders' equity (GAAP)	(K)/(D)	7.52	(4.44)	10.14	9.41	8.77
Average common stockholders' equity to average assets (GAAP)	(D)/(J)	10.48	10.70	10.13	10.40	10.42
Book value per common share (GAAP)	(A)/(L)	$30.36	$31.42	$31.94	$31.89	$31.67
Tangible book value per common share (Non-GAAP)	(B)/(L)	18.92	19.78	20.83	20.75	20.49
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	6.62%	6.79%	6.83%	6.91%	6.99%
Return on average tangible common stockholders' equity (Non-GAAP)	(K)/(E)	11.78	(6.88)	15.51	14.48	13.67
Net interest margin ratio (FTE)	(F) annualized/ (H)	3.25	2.80	2.69	2.91	2.82
Adjusted net interest margin ratio (FTE)	(G) annualized/ (I)	3.01	2.65	2.46	2.60	2.69

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As of or For the Quarter Ended
(In millions, except % and per share data)		Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021
Total non-interest expense		$210.3	$207.2	$102.2	$105.9	$99.0
Less: Acquisition-related expense		45.8	65.2	5.0	6.6	—
Less: Litigation accrual (recovery)		—	—	(0.2)	1.2	—
Adjusted non-interest expense		$164.5	$142.0	$97.4	$98.1	$99.0
Less: Intangible amortization		4.1	3.6	2.5	2.4	2.5
Less: Other real estate owned (income)		—	0.1	(0.1)	—	—
Adjusted expense for efficiency ratio	(A)	$160.4	$138.3	$95.0	$95.7	$96.5

Net interest income		$237.9	$178.0	$121.8	$126.9	$118.8
Add: Total non-interest income		51.0	49.2	37.4	39.7	35.3
Less: Net gain (loss) from investment securities		(0.1)	(0.1)	0.9	0.3	(0.1)
Less: MSR recovery (impairment)		—	3.4	1.0	—	—
Less: Other income*		1.7	1.4	—	—	—
Adjusted revenue	(B)	$287.3	$222.5	$157.3	$166.3	$154.2

Adjusted Efficiency Ratio	(A)/(B)	55.8%	62.2%	60.4%	57.5%	62.6%

(All adjustments are after-tax)
Reported net (loss) income		64.1	(33.4)	51.1	47.1	42.5
Plus: Non-PCD CECL Day 2 provision		—	55.2	—	—	—
Plus: Acquisition-related expenses		36.6	52.7	3.8	5.1	—
Plus: MSR fair value adjustments		—	(2.7)	(0.8)	—	—
Plus: Other income items		(1.4)	(1.1)	—	—	—
Plus: Investment securities (loss) gain		0.1	0.1	(0.7)	(0.2)	0.1
Plus: Other expense items		—	—	(0.2)	0.9	—
Adjusted net income	(C)	99.4	70.8	53.2	52.9	42.6

Average stockholders' equity	(D)	3,417.4	3,050.1	1,999.3	1,985.3	1,944.3
Return on average equity		7.52%	(4.44)%	10.14%	9.41%	8.77%
Adjusted return on average equity	(C) annualized/ (D)	11.67%	9.41%	10.56%	10.57%	8.79%

*Other income represents the recovery in the credit valuation discount on derivatives acquired in the GWB acquisition at June 30, 2022 and the gain on the disposition of subordinated debt at March 31, 2022.

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5311
www.FIBK.com